Exhibit 99.1
Contact:
Bradford A. Zakes
President and CEO
425-821-5501
bzakes@imarx.com
IMARX THERAPEUTICS REPORTS FOURTH QUARTER AND YEAR ENDED
2008 FINANCIAL RESULTS
REDMOND, WA — (March 6, 2009) –ImaRx Therapeutics, Inc. (OTC BB: IMRX.OB), a biopharmaceutical company focused on the development of new treatments for vascular disorders leveraging its proprietary microsphere and ultrasound technology, today reported financial results for the quarter and year ended December 31, 2008.
Corporate Updates
In June 2008, ImaRx Therapeutics announced a corporate restructuring that included a significant reduction in work force. At that same time, the Company indicated it would explore strategic alternatives for its commercial urokinase assets, clinical-stage SonoLysis program as well as its other assets. In furtherance of those activities the Company provided the following updates:
•	On September 23, 2008 the Company divested its urokinase assets to Microbix Biosystems, Inc. Microbix acquired the remaining urokinase inventory and related assets and assumed full responsibility for ongoing commercial and regulatory activities associated with the product. Microbix made an upfront payment of $2.0 million and assumed up to $0.5 million in chargeback and other liabilities for commercial product currently in the distribution channel. An additional $2.5 million payment will be made to ImaRx upon release by the FDA of the three lots of urokinase that are currently subject to a May 2008 Approvable Letter.

•	The Company continues to explore strategic alternatives for its clinical-stage microsphere and ultrasound, or SonoLysis, program as well as its other company assets to enhance shareholder value and intends to provide further updates as such alternatives are finalized.

Financial Results
Revenue for the fourth quarter ended December 31, 2008 was $1.0 million, compared to $2.7 million for the fourth quarter of 2007. Revenue for the year ended December 31, 2008 was $6.7 million, compared to $8.4 million for the year ended December 31, 2007. The decrease in revenues for the quarter and the year is due to a decrease in inventory in the channel and the lack of current dated inventory to replenish the channel.
Net loss for the fourth quarter of 2008 was $0.1 million as compared to $2.2 million for the fourth quarter 2007. The decrease in net loss was primarily attributable to a reduction of costs as a result of the restructuring announced in the second quarter of 2008. Net loss per share attributable to common stockholders was $0.01 per share for the three months ended December 31, 2008 and net loss per share attributable to common shareholders was $0.22 per share for the three months ended December 31, 2007 based on weighted average shares of 10,165,733 and 10,046,683, respectively.
The net loss for the year ended December 31, 2008 was $10.1 million as compared to $8.8 million for the prior year period. During the year ended December 31, 2008 there was a $10.0 million asset impairment charge, $0.8 million of costs associated with restructuring and increased general and administrative costs. These amounts were offset partially by the $5.6 million gain on extinguishment of debt in relation to the non-recourse note payable to Abbott Laboratories and the reduction of research and development expenses due to the June 2008 restructuring. Net loss per share attributable to common stockholders was a loss of $1.00 per share and $3.16 per share for the years ended December 31, 2008 and 2007, respectively, based on weighted average shares of 10,116,808 and 5,868,131, respectively.
Cost of product sales was $0.6 million in the fourth quarter of 2008 and $3.1 million for the year ended December 31, 2008. The cost of product sales was $1.0 million for the fourth quarter of 2007 and $3.5 million for the year ended December 31, 2007. The decrease is associated with the decrease in inventory in the channel and the lack of current dated inventory to replenish the channel. The cost of product sales includes the price paid to acquire the asset as well as labeling costs that are directly incurred in bringing the product to market.
Research and development expenses for the fourth quarter of 2008 decreased to $0.1 million, from $2.0 million for fourth quarter 2007. This decrease was principally a result of decreased clinical trial costs due to the wind down of our clinical trial and the reduction of salaries as a result of restructuring activities. Research and development expenses for the year ended December 31, 2008 decreased to $3.0 million, from 7.4 million for the year ended December 31, 2007. This decrease was principally a result of reduced clinical trial costs due to the wind down of our clinical trial and the reduced salaries associated with restructuring activities.

General and administrative expenses in the fourth quarter of 2008 decreased to $0.6 million, from $1.8 million in the fourth quarter of 2007. This decrease was principally a result of decreased salaries as a result of the second quarter 2008 restructuring. General and administrative expenses for the year ended December 31, 2008 were $6.4 million, an increase from $6.1 million for the year ended December 31, 2007. This increase was principally a result of severance costs, an increase in costs associated with maintaining public company infrastructure, increased marketing costs for product rebranding efforts and increased rent expense offset partially by a decrease in amortization expense.
The Company ended the fourth quarter of 2008 with $0.8 million in cash and cash equivalents compared to $12.9 million in cash and cash equivalents at December 31, 2007. The decrease in the cash balance was primarily related to cash used in performing operating activities, severance payments and the $5.2 million payment to satisfy all outstanding liabilities to Abbott Laboratories. With the restructuring activities announced on June 11, 2008, management believes that there will be sufficient cash resources to fund operations into the third quarter of 2009.
We have received an audit report from our independent registered accounting firm containing an explanatory paragraph stating that our historical recurring losses from operations which has resulted in an accumulated deficit of $91.3 million at December 31, 2008 raises substantial doubt about our ability to continue as a going concern.
About ImaRx Therapeutics
ImaRx Therapeutics is a biopharmaceutical company with a research and development program focused on the development of new treatments for vascular disorders leveraging its proprietary microsphere and ultrasound or SonoLysis technology.
Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions Of The Private Securities Litigation Reform Act of 1995
Note: Statements made in this press release which are not historical in nature constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those related to the Company’s search for strategic alternatives to enhance shareholder value and, management belief that there will be sufficient cash resources to fund operations into the third quarter 2009. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. A more complete description of these risks and the event that may cause such events not to occur can be found in the Company’s filings with the Securities and Exchange Commission. All information in this press release is as of March 6, 2009, and the Company undertakes no duty to update this information.

ImaRx Therapeutics, Inc.
(A Development Stage Company)
Consolidated Statements of Operations
(in thousands except shares and per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2008	2007	2008	2007
Revenues:
Product sales, net	$960	$2,472	$6,511	$7,841
Research and development	—	178	223	519

Total operating revenue	960	2,650	6,734	8,360
Costs and expenses:
Cost of product sales	575	989	3,051	3,518
Research and development	87	2,033	3,040	7,424
General and administrative	618	1,813	6,434	6,087
Asset impairment	—	—	9,978	—

Total cost and expenses	1,280	4,835	22,503	17,029

Operating loss	(320)	(2,185)	(15,769)	(8,669)
Interest and other income, net	15	159	49	548
Interest expense	—	(187)	(203)	(862)
Gain on settlement of payables	187	—	187	—
Gain on extinguishment of debt	—	—	5,602	219

Net loss	(118)	(2,213)	(10,134)	(8,764)

Deemed dividend from beneficial conversion feature for Series F redeemable convertible preferred stock	—	—	—	(13,842)
Accretion of dividends on preferred stock	—	—	—	(867)
Reversal of accretion of dividends on preferred stock not paid	—	—	—	4,919

Net loss attributed to common stockholders	$(118)	$(2,213)	$(10,134)	$(18,554)

Net loss per share:
— Basic and diluted	$(0.01)	$(0.22)	$(1.00)	$(3.16)

Shares used in computing net loss per share:
— Basic and diluted	10,165,733	10,046,683	10,116,808	5,868,131

ImaRx Therapeutics, Inc.
(A Development Stage Company)
Selected Balance Sheet Data (in thousands)

	December 31	December 31
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$757	$12,861
Restricted cash	—	388
Accounts receivable, net	—	349
Inventory	—	11,138
Inventory subject to return	12	2,560
Assets held for sale	108	—
Prepaid expenses and other	144	589

Total current assets	1,021	27,885
Long-term assets:
Other assets	—	19
Property and equipment, net	51	1,170
Intangible assets, net	—	1,633

Total assets	$1,072	$30,707

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117	$1,277
Accrued expenses	82	837
Accrued chargebacks and administrative fees	—	1,317
Deferred revenue	226	5,373
Notes payable	—	11,698
Other	154	—

Total liabilities	579	20,502
Total stockholders’ equity	493	10,205

Total liabilities and stockholders’ equity	$1,072	$30,707